Exhibit 99.1(a)
                                                    NASD: BOKF

BOK Financial Corporation Reports Quarterly Earnings of $157 million or $2.32 Per Share in the Third Quarter

CEO Commentary
Stacy Kymes, president and chief executive officer, stated, “The third quarter was another very strong quarter as we sustain our momentum around top-line revenue growth. I am proud to see the hard work of our team show up in consistent loan growth, net interest margin improvement and non-interest revenue growth while our efficiency ratio has moved well below 60 percent. Although our asset quality trends remain unsustainably good, we added to our loan loss reserves this quarter in recognition of the loan growth and less certain economic forecast. While the longer-term economic outlook is less certain, we remain optimistic about our ability to grow earnings from current levels in the near-term."

Third Quarter 2022 Financial Highlights
(Unless indicated otherwise, all comparisons are to the prior quarter)
•Net income was $156.5 million or $2.32 per diluted share for the third quarter of 2022 and $132.8 million or $1.96 per diluted share for the second quarter of 2022.
•Net interest revenue totaled $316.3 million, an increase of $42.3 million. Net interest margin was 3.24 percent compared to 2.76 percent. In response to rising inflation, the Federal Reserve increased the federal funds rate another 150 basis points in the third quarter to a total of 300 basis points since the beginning of 2022. The resulting impact on market interest rates has increased net interest margin.
•Fees and commissions revenue increased $19.3 million to $192.6 million. Brokerage and trading revenue increased $17.0 million, largely due to higher margins on trading activity driven by favorable market conditions and increased market volatility. Additionally, the third quarter was a record quarter for investment banking revenue.
•The net cost of the changes in fair value of mortgage servicing rights and related economic hedges was $4.8 million for the third quarter of 2022 compared to a net benefit of $1.9 million for the second quarter of 2022, due to increased market volatility in the third quarter.
•Operating expense increased $21.1 million to $294.8 million. Personnel expense increased $15.4 million, largely driven by higher incentive compensation expense. Non-personnel expense increased $5.7 million, primarily related to project-related professional fees and seasonal occupancy costs.
•Period-end loans increased $499 million to $21.8 billion at September 30, 2022. Of this increase, commercial real estate loans grew $368 million, while loans to individuals increased $125 million. In addition, unfunded loan commitments grew by $1.1 billion. Average outstanding loan balances were $21.6 billion, a $542 million increase.
•A $15.0 million provision for expected credit losses was recorded in the third quarter of 2022, primarily due to loan growth and increased uncertainty in the economic outlook, partially offset by improving credit quality metrics. No provision for expected credit losses was necessary for the second quarter of 2022. The combined allowance for credit losses totaled $298 million or 1.37 percent of outstanding loans at September 30, 2022. The combined allowance for credit losses was $283 million or 1.33 percent of outstanding loans at June 30, 2022.
•Average deposits decreased $1.5 billion to $37.0 billion and period-end deposits decreased $2.2 billion to $36.4 billion, consistent with industry trends as customers redeploy resources following the savings trend during the height of the pandemic. Average interest-bearing deposits decreased $1.4 billion and average demand deposits were reduced by $97 million.

•The company's common equity Tier 1 capital ratio was 11.80 percent at September 30, 2022. In addition, the company's Tier 1 capital ratio was 11.82 percent, total capital ratio was 12.81 percent, and leverage ratio was 9.76 percent at September 30, 2022. At June 30, 2022, the company's common equity Tier 1 capital ratio was 11.61 percent, Tier 1 capital ratio was 11.63 percent, total capital ratio was 12.59 percent, and leverage ratio was 9.12 percent.
•The company repurchased 548,034 shares of common stock at an average price of $91.20 a share in the third quarter of 2022.

Third Quarter 2022 Segment Highlights
•Commercial Banking contributed $132.9 million to net income in the third quarter of 2022, an increase of $28.1 million. Combined net interest revenue and fee revenue increased $38.6 million due to loan growth and increased spreads on deposits sold to the Funds Management unit. Net loans recovered were $976 thousand less than the prior quarter. Personnel expense increased $2.8 million, driven by incentive compensation costs associated with growth in loans. Linked quarter performance also improved due to a $5.8 million write-down of a repossessed equity interest in a midstream energy entity in the prior quarter. Average loans increased $568 million or 3 percent to $17.9 billion. Average deposits decreased $967 million or 5 percent to $18.0 billion.
•Consumer Banking contributed $3.0 million to net income in the third quarter of 2022, an increase of $1.7 million over the prior quarter. The net cost of the changes in fair value of mortgage servicing rights and related economic hedges was $4.8 million for the third quarter of 2022 compared to a net benefit of $1.9 million for the second quarter of 2022. Combined net interest revenue and fee revenue increased $10.3 million, primarily due to an increase in the spread on deposits sold to our Funds Management unit. Fees and commissions revenue and operating expense were consistent with the prior quarter. Both average loans and average deposits were also relatively consistent with the previous quarter.

•Wealth Management contributed $41.8 million to net income in the third quarter of 2022, an increase of $14.5 million over the second quarter of 2022. Our diverse set of investment-focused businesses, which include trading in fixed income securities and other financial instruments and providing wealth management services to institutional and private wealth clients, produced total net interest and fee revenues of $146.7 million, an increase of $22.2 million. Total revenue from trading activities increased $5.0 million, primarily due to higher margins on residential mortgage-backed securities trading activity. Investment banking revenue grew $3.2 million due to increased underwriting fees and financial advisory fees. Other revenue increased $8.3 million, largely due to higher derivative margin use fees. Operating expense increased $2.8 million, mainly due to increased volume-driven incentive compensation costs. Average loans were consistent with the prior quarter. Average deposits decreased $484 million or 6 percent to $8.0 billion. Assets under management were $95.4 billion, a decrease of $580 million.

Net Interest Revenue
Net interest revenue was $316.3 million for the third quarter of 2022 compared to $274.0 million for the second quarter of 2022. Net interest margin was 3.24 percent compared to 2.76 percent. In response to rising inflation, the Federal Reserve increased the federal funds rate 150 basis points in the third quarter bringing the year-to-date total rate increases to 300 basis points. The resulting impact on market interest rates has increased net interest margin as our earning assets, led by our significant percentage of variable-rate commercial loans, reprice at a higher rate and faster pace than our interest-bearing liabilities.
Average earning assets decreased $534 million. Average trading securities decreased $989 million in response to lower origination volumes in the residential mortgage industry driven by increases in interest rates. Average loan balances increased $542 million, largely due to growth in commercial real estate loans and loans to individuals. Average available for sale securities decreased $2.0 billion while investment securities increased $2.0 billion. Late in the second quarter, $2.4 billion in U.S. government agency mortgage-backed securities were transferred from available for sale to investment securities to limit the effect of future rate increases on the tangible common equity ratio. Average interest bearing cash and cash equivalents decreased $95 million. Average interest-bearing deposits decreased $2.2 billion as customers redeploy resources following the height of the pandemic. Average funds purchased and repurchase agreements decreased $423 million while other borrowings increased $228 million.
The yield on average earning assets was 3.71 percent, up 75 basis points. The loan portfolio yield increased 97 basis points to 4.89 percent while the yield on trading securities was up 72 basis points to 2.72 percent. The yield on the available for sale securities portfolio increased 37 basis points to 2.21 percent. The yield on investment securities decreased 93 basis points due to the transfer of securities from the available for sale portfolio to the investment portfolio. The yield on interest-bearing cash and cash equivalents increased 104 basis points.
Funding costs were 0.76 percent, a 45 basis point increase. The cost of interest-bearing deposits increased 39 basis points to 0.63 percent. The cost of other borrowings was up 132 basis points to 2.33 percent while the cost of funds purchased and repurchase agreements increased 19 basis points to 0.72 percent. The benefit to net interest margin from assets funded by non-interest liabilities was 29 basis points, an increase of 18 basis points.

Operating Revenue
Fees and commissions revenue totaled $192.6 million for the third quarter of 2022, up $19.3 million, led by a $17.0 million increase in brokerage and trading revenue. Trading revenue increased $14.5 million, largely due to higher margins on residential mortgage-backed securities trading activity driven by favorable market conditions and increased market volatility. Total investment banking revenue increased $2.4 million, primarily due to growth in the size and number of municipal bond transactions.
Mortgage banking revenue remained consistent with the prior quarter with growth in mortgage servicing revenue offsetting a reduction in mortgage production revenue. Two acquisitions of mortgage servicing rights at the end of the second quarter led to an increase in mortgage servicing revenue of $1.8 million. Mortgage production revenue decreased $1.9 million as rising mortgage interest rates and inventory constraints continue to place pressure on mortgage loan originations. Mortgage production volume decreased $76.0 million to $230.0 million. Refinance activity as percentage of total production declined to 10 percent, the lowest in recent history.

All other fee revenue was relatively consistent with the prior quarter, increasing $2.4 million in total.
Other gains and losses, net, increased $8.6 million, primarily driven by a write-down of a repossessed equity interest in a midstream entity in the prior quarter combined with a change in the value of deferred compensation investments, which are held to offset the cost of various employee benefit programs.

Operating Expense
Total operating expense was $294.8 million for the third quarter of 2022, an increase of $21.1 million compared to the second quarter of 2022.
Personnel expense increased $15.4 million. Deferred compensation expense increased $6.0 million and share-based incentive compensation expense increased $4.3 million. These expenses are influenced by market valuations and forecasted annual results compared to a peer group, both of which can be volatile. Strong sales results in our Commercial and Wealth segments led to a $4.9 million increase in cash-based incentive compensation.
Non-personnel expense was $124.4 million, up $5.7 million. Higher seasonal operating costs on leases led to a $1.8 million increase in net occupancy and equipment expense while project-related professional fees led to a $1.6 million increase in professional fees and services.

Loans, Deposits and Capital
Loans
Outstanding loans were $21.8 billion at September 30, 2022, growing $499 million over June 30, 2022, due to growth in commercial real estate loans and loans to individuals. Unfunded loan commitments also were up $1.1 billion over the second quarter.
Outstanding commercial loan balances were largely unchanged compared to the prior quarter. Growth in healthcare and general business loans were offset by a decrease in services and energy loan balances.
Healthcare sector loan balances increased $130 million, totaling $3.8 billion or 18 percent of total loans. Our healthcare sector loans primarily consist of $3.1 billion of senior housing and care facilities, including independent living, assisted living and skilled nursing. Generally, we loan to borrowers with a portfolio of multiple facilities, which serves to help diversify risks specific to a single facility.
General business loans increased $61 million to $3.1 billion or 14 percent of total loans. General business loans include $1.8 billion of wholesale/retail loans and $1.3 billion of loans from other commercial industries.
Services sector loan balances decreased $141 million to $3.3 billion or 15 percent of total loans. Services loans consist of a large number of loans to a variety of businesses, including Native American tribal and state and local municipal government entities, Native American tribal casino operations, foundations and not-for-profit organizations, educational services and specialty trade contractors.

Energy loan balances decreased $21 million to $3.4 billion or 15 percent of total loans. The majority of this portfolio is first lien, senior secured, reserve-based lending to oil and gas producers, which we believe is the lowest risk form of energy lending. Approximately 72 percent of committed production loans are secured by properties primarily producing oil. The remaining 28 percent is secured by properties primarily producing natural gas. Unfunded energy loan commitments were $3.5 billion at September 30, 2022, an increase of $107 million over June 30, 2022.
Commercial real estate loan balances grew $368 million and represent 21 percent of total loans. Loans secured by multifamily residential properties increased $248 million to 1.1 billion. Loans secured by industrial facilities increased $150 million to $1.1 billion. This growth was partially offset by a $20 million decrease in construction and land development loans and a $14 million decrease in loans secured by office buildings.
PPP loan balances decreased $23 million to $20 million, or less than 1 percent of the total loans balance.
Loans to individuals increased $125 million and represent 17 percent of total loans. Total residential mortgage loans increased $36 million while personal loans increased $90 million.
Deposits
Period-end deposits totaled $36.4 billion at September 30, 2022, a $2.2 billion decrease, consistent with industry trends as customers redeploy cash resources following the savings trend during the pandemic. Interest-bearing transaction account balances decreased $1.5 billion while demand deposits decreased $735 million. Period-end Commercial Banking deposits decreased $1.8 billion, Wealth Management deposits decreased $237 million, and Consumer Banking deposits were largely unchanged. Average deposits were $37.0 billion at September 30, 2022, a $1.5 billion decrease. Average interest-bearing transaction account balances decreased $1.5 billion and average demand deposit account balances decreased $97 million.
Capital
The company's common equity Tier 1 capital ratio was 11.80 percent at September 30, 2022. In addition, the company's Tier 1 capital ratio was 11.82 percent, total capital ratio was 12.81 percent, and leverage ratio was 9.76 percent at September 30, 2022. At the beginning of 2020, we elected to delay the regulatory capital impact of the transition of the allowance for credit losses from the incurred loss methodology to CECL for two years, followed by a three-year transition period. This election added 9 basis points to the company's common equity tier 1 capital ratio at September 30, 2022. At June 30, 2022, the company's common equity Tier 1 capital ratio was 11.61 percent, Tier 1 capital ratio was 11.63 percent, total capital ratio was 12.59 percent, and leverage ratio was 9.12 percent.
The company's tangible common equity ratio, a non-GAAP measure, was 7.96 percent at September 30, 2022 and 8.16 percent at June 30, 2022. The tangible common equity ratio is primarily based on total shareholders' equity, which includes unrealized gains and losses on available for sale securities. The company has elected to exclude unrealized gains and losses from available for sale securities from its calculation of Tier 1 capital for regulatory capital purposes, consistent with the treatment under the previous capital rules.
The company repurchased 548,034 shares of common stock at an average price of $91.20 a share in the third quarter of 2022. We view share buybacks opportunistically, but within the context of maintaining our strong capital position.

Credit Quality
Expected credit losses on assets carried at amortized cost are recognized over their projected lives based on models that measure the probability of default and loss given default over a 12-month reasonable and supportable forecast period. Our models incorporate base case, downside and upside macroeconomic variables such as real gross domestic product ("GDP") growth, civilian unemployment rates and West Texas Intermediate ("WTI") oil prices on a probability weighted basis.
A $15.0 million provision for credit losses was necessary for the third quarter of 2022, primarily related to strong loan growth in loans and unfunded commitments during the quarter. The level of uncertainty in the economic outlook of our reasonable and supportable forecast continued to increase, offset by the impact of a sustained trend of improving credit quality metrics.
Our base case reasonable and supportable forecast assumes inflation peaks in the third quarter of 2022 and begins to slowly normalize thereafter. We expect the Russian-Ukraine conflict remains isolated and conditions improve in the fourth quarter of 2022. GDP is projected to grow by 1.4 percent over the next twelve months as labor force participants will continue to re-enter the job market to help meet record job openings. Inflation pressures cause modest declines in real household income compared to pre-pandemic levels, resulting in below-trend GDP growth. Our forecasted civilian unemployment rate is 3.9 percent for the fourth quarter of 2022, increasing to 4.1 percent by the third quarter of 2023. Our base case also assumes the Federal Reserve increases federal funds rates resulting in a target range of 4.00 percent to 4.25 percent by December 2022. No additional rate increases in 2023 are anticipated. WTI oil prices are projected to generally follow the NYMEX forward curve that existed at the end of September 2022, averaging $81.86 per barrel over the next twelve months.
The probability weighting of our base case reasonable and supportable forecast decreased to 50 percent in the third quarter of 2022 compared to 55 percent in the second quarter of 2022 as the level of uncertainty in economic forecasts continued to increase. Our downside case, probability weighted at 40 percent, assumes the Russia-Ukraine conflict persists through the third quarter of 2023, but does remain isolated. Higher levels of inflation force the Federal Reserve to adopt a more aggressive monetary policy to combat the inflationary environment. This results in a federal funds target range of 4.75 percent to 5.00 percent by September 2023. The United States economy is pushed into a recession, with a contraction in economic activity and a sharp increase in the unemployment rate from 4.5 percent in the fourth quarter of 2022 to 6.4 percent in the third quarter of 2023. In this scenario, real GDP is expected to contract 1.3 percent over the next four quarters. WTI oil prices are projected to average $72.58 per barrel over the next twelve months, peaking at $92.87 in the fourth quarter of 2022 and falling 39 percent over the following three quarters.
Nonperforming assets totaled $336 million or 1.54 percent of outstanding loans and repossessed assets at September 30, 2022, compared to $333 million or 1.56 percent at June 30, 2022. Nonperforming assets that are not guaranteed by U.S. government agencies totaled $144 million or 0.67 percent of outstanding loans and repossessed assets at September 30, 2022, compared to $118 million or 0.56 percent at June 30, 2022.
Nonaccruing loans were $131 million or 0.60 percent of outstanding loans at September 30, 2022. Nonaccruing commercial loans totaled $76 million or 0.56 percent of outstanding commercial loans. Nonaccruing commercial real estate loans totaled $8.0 million or 0.18 percent of outstanding commercial real estate loans. Nonaccruing loans to individuals totaled $47 million or 1.28 percent of outstanding loans to individuals.

Nonaccruing loans increased $17 million over June 30, 2022, primarily related to nonaccruing healthcare and services loans, partially offset by a decrease in nonaccruing energy loans. New nonaccruing loans identified in the third quarter totaled $54 million, offset by $24 million in payments received, $8.2 million in foreclosures and $1.8 million in gross charge-offs.
Potential problem loans, which are defined as performing loans that, based on known information, cause management concern as to the borrowers' ability to continue to perform, totaled $95 million at September 30, 2022, down from $131 million at June 30. Potential problem healthcare loans decreased $27 million and potential problem services loans decreased $10 million.
At September 30, 2022, the combined allowance for loan losses and accrual for off-balance sheet credit risk from unfunded loan commitments was $298 million or 1.37 percent of outstanding loans and 262 percent of nonaccruing loans. The allowance for loan losses totaled $242 million or 1.11 percent of outstanding loans and 212 percent of nonaccruing loans. At June 30, 2022, the combined allowance for loan losses and accrual for off-balance sheet credit risk from unfunded loan commitments was $283 million or 1.33 percent of outstanding loans and 295 percent of nonaccruing loans. The allowance for loan losses was $241 million or 1.13 percent of outstanding loans and 251 percent of nonaccruing loans. Allowance percentages referenced above omit residential mortgage loans guaranteed by U.S. government agencies.
Gross charge-offs were $1.8 million for the third quarter compared to $1.4 million for the second quarter of 2022. Recoveries totaled $1.3 million for the third quarter of 2022 and $2.2 million for the prior quarter. Net charge-offs were $457 thousand or 0.01 percent of average loans on an annualized basis in the third quarter compared to net recoveries of $799 thousand or (0.02) percent of average loans on an annualized basis in the second quarter. Net charge-offs were 0.02 percent of average loans over the last four quarters.

Securities and Derivatives
The fair value of the available for sale securities portfolio totaled $10.0 billion at September 30, 2022, a $112 million decrease compared to June 30, 2022. At September 30, 2022, the available for sale securities portfolio consisted primarily of $4.9 billion of residential mortgage-backed securities fully backed by U.S. government agencies and $4.0 billion of commercial mortgage-backed securities fully backed by U.S. government agencies. At September 30, 2022, the available for sale securities portfolio had a net unrealized loss of $936 million compared to $523 million at June 30, 2022.
We hold an inventory of trading securities in support of sales to a variety of customers. At September 30, 2022, the trading securities portfolio totaled $2.2 billion compared to $2.9 billion at June 30, 2022.
The company also maintains a portfolio of residential mortgage-backed securities issued by U.S. government agencies and interest rate derivative contracts as an economic hedge of the changes in the fair value of our mortgage servicing rights. This portfolio of fair value option securities decreased $4.0 million to $34 million at September 30, 2022.

Derivative contracts are carried at fair value. At September 30, 2022, the net fair values of derivative contracts, before consideration of cash margin, reported as assets under our customer derivative programs totaled $1.5 billion compared to $2.0 billion at June 30, 2022. The aggregate net fair value of derivative contracts, before consideration of cash margin, held under these programs reported as liabilities totaled $1.5 billion at September 30, 2022 and $2.0 billion at June 30, 2022.
The net cost of the changes in the fair value of mortgage servicing rights and related economic hedges was $4.8 million during the third quarter of 2022, including a $16.6 million increase in the fair value of mortgage servicing rights, $21.4 million decrease in the fair value of securities and derivative contracts held as an economic hedge, and $29 thousand of related net interest revenue.

Conference Call and Webcast
The company will hold a conference call at 9 a.m. Central time on Wednesday, October 26, 2022 to discuss the financial results with investors. The live audio webcast and presentation slides will be available on the company’s website at www.bokf.com. The conference call can also be accessed by dialing 1-201-689-8471. A conference call and webcast replay will also be available shortly after conclusion of the live call at www.bokf.com or by dialing 1-877-407-4018 and referencing conference ID # 13733709.

About BOK Financial Corporation
BOK Financial Corporation is a $44 billion regional financial services company headquartered in Tulsa, Oklahoma with $95 billion in assets under management and administration. The company's stock is publicly traded on NASDAQ under the Global Select market listings (BOKF). BOK Financial Corporation's holdings include BOKF, NA; BOK Financial Securities, Inc., BOK Financial Private Wealth, Inc. and BOK Financial Insurance, Inc. BOKF, NA's holdings include TransFund, Cavanal Hill Investment Management, Inc. and BOK Financial Asset Management, Inc. BOKF, NA operates banking divisions across eight states as: Bank of Albuquerque; Bank of Oklahoma; Bank of Texas; and BOK Financial in Arizona, Arkansas, Colorado, Kansas and Missouri; as well as having limited purpose offices in Nebraska, Wisconsin and Connecticut. Through its subsidiaries, BOK Financial Corporation provides commercial and consumer banking, brokerage trading, investment, trust and insurance services, mortgage origination and servicing, and an electronic funds transfer network. For more information, visit www.bokf.com.
The company will continue to evaluate critical assumptions and estimates, such as the appropriateness of the allowance for credit losses and asset impairment as of September 30, 2022 through the date its financial statements are filed with the Securities and Exchange Commission and will adjust amounts reported if necessary.

This news release contains forward-looking statements that are based on management's beliefs, assumptions, current expectations, estimates and projections about BOK Financial Corporation, the financial services industry, the economy generally and the expected or potential impact of the novel coronavirus (COVID-19) pandemic, and the related responses of the government, consumers, and others, on our business, financial condition and results of operations. Words such as “anticipates,” “believes,” “estimates,” “expects,” “forecasts,” “plans,” “projects,” “will,” “intends,” variations of such words and similar expressions are intended to identify such forward-looking statements. Management judgments relating to and discussion of the provision and allowance for credit losses, allowance for uncertain tax positions, accruals for loss contingencies and valuation of mortgage servicing rights involve judgments as to expected events and are inherently forward-looking statements. Assessments that acquisitions and growth endeavors will be profitable are necessary statements of belief as to the outcome of future events based in part on information provided by others which BOK Financial has not independently verified. These various forward-looking statements are not guarantees of future performance and involve certain risks, uncertainties, and assumptions which are difficult to predict with regard to timing, extent, likelihood and degree of occurrence. Therefore, actual results and outcomes may materially differ from what is expected, implied or forecasted in such forward-looking statements. Internal and external factors that might cause such a difference include, but are not limited to changes in government, consumer or business responses to, and ability to treat or prevent further outbreak of the COVID-19 pandemic, changes in commodity prices, interest rates and interest rate relationships, inflation, demand for products and services, the degree of competition by traditional and nontraditional competitors, changes in banking regulations, tax laws, prices, levies and assessments, the impact of technological advances, and trends in customer behavior as well as their ability to repay loans. BOK Financial Corporation and its affiliates undertake no obligation to update, amend or clarify forward-looking statements, whether as a result of new information, future events, or otherwise.

                                                Exhibit 99.1(b)

BALANCE SHEETS -- UNAUDITED
BOK FINANCIAL CORPORATION
(In thousands)

	Sep. 30, 2022	June 30, 2022
ASSETS
Cash and due from banks	$804,110	$1,313,563
Interest-bearing cash and cash equivalents	804,799	723,787
Trading securities	2,194,618	2,859,444
Investment securities, net of allowance	2,572,360	2,637,345
Available for sale securities	10,040,894	10,152,663
Fair value option securities	33,966	37,927
Restricted equity securities	100,356	95,130
Residential mortgage loans held for sale	148,121	182,726
Loans:
Commercial	13,607,686	13,578,697
Commercial real estate	4,473,911	4,106,148
Paycheck protection program	20,233	43,140
Loans to individuals	3,688,627	3,563,163
Total loans	21,790,457	21,291,148
Allowance for loan losses	(241,768)	(241,114)
Loans, net of allowance	21,548,689	21,050,034
Premises and equipment, net	569,379	573,605
Receivables	200,343	176,672
Goodwill	1,044,749	1,044,749
Intangible assets, net	79,833	83,744
Mortgage servicing rights	283,806	270,312
Real estate and other repossessed assets, net	29,676	22,221
Derivative contracts, net	1,693,742	1,992,977
Cash surrender value of bank-owned life insurance	407,722	409,937
Receivable on unsettled securities sales	49,089	60,168
Other assets	1,039,194	1,690,068
TOTAL ASSETS	$43,645,446	$45,377,072

LIABILITIES AND EQUITY
Deposits:
Demand	$14,985,115	$15,720,296
Interest-bearing transaction	19,000,023	20,544,199
Savings	971,634	984,824
Time	1,459,143	1,369,599
Total deposits	36,415,915	38,618,918
Funds purchased and repurchase agreements	626,952	677,030
Other borrowings	234,933	35,505
Subordinated debentures	131,168	131,223
Accrued interest, taxes and expense	212,342	211,419
Due on unsettled securities purchases	205,388	297,352
Derivative contracts, net	821,275	214,576
Other liabilities	483,165	449,507
TOTAL LIABILITIES	39,131,138	40,635,530
Shareholders' equity:
Capital, surplus and retained earnings	5,414,879	5,339,967
Accumulated other comprehensive loss	(904,945)	(602,628)
TOTAL SHAREHOLDERS' EQUITY	4,509,934	4,737,339
Non-controlling interests	4,374	4,203
TOTAL EQUITY	4,514,308	4,741,542
TOTAL LIABILITIES AND EQUITY	$43,645,446	$45,377,072

AVERAGE BALANCE SHEETS -- UNAUDITED
BOK FINANCIAL CORPORATION
(in thousands)

	Three Months Ended
	Sep. 30, 2022	June 30, 2022	Mar. 31, 2022	Dec. 31, 2021	Sep. 30, 2021
ASSETS
Interest-bearing cash and cash equivalents	$748,263	$843,619	$1,050,409	$1,208,552	$682,788
Trading securities	3,178,068	4,166,954	8,537,390	9,260,778	7,617,236
Investment securities, net of allowance	2,593,989	610,983	195,198	213,188	218,117
Available for sale securities	10,306,257	12,258,072	13,092,422	13,247,607	13,446,095
Fair value option securities	36,846	54,832	75,539	46,458	56,307
Restricted equity securities	173,656	167,732	164,484	137,874	245,485
Residential mortgage loans held for sale	132,685	148,183	179,697	163,433	167,620
Loans:
Commercial	13,481,961	13,382,176	12,677,706	12,401,935	12,231,230
Commercial real estate	4,434,650	4,061,129	4,059,148	3,838,336	4,218,190
Paycheck protection program	26,364	90,312	210,110	404,261	792,728
Loans to individuals	3,656,257	3,524,097	3,516,698	3,598,121	3,606,460
Total loans	21,599,232	21,057,714	20,463,662	20,242,653	20,848,608
Allowance for loan losses	(241,136)	(246,064)	(254,191)	(271,794)	(306,125)
Loans, net of allowance	21,358,096	20,811,650	20,209,471	19,970,859	20,542,483
Total earning assets	38,527,860	39,062,025	43,504,610	44,248,749	42,976,131
Cash and due from banks	821,801	822,599	790,440	783,670	766,688
Derivative contracts, net	2,019,905	3,051,429	2,126,282	1,441,869	1,501,736
Cash surrender value of bank-owned life insurance	410,667	408,489	406,379	404,149	401,926
Receivable on unsettled securities sales	219,113	457,165	375,616	585,901	632,539
Other assets	3,119,856	3,486,691	3,357,747	3,139,718	3,220,129
TOTAL ASSETS	$45,119,202	$47,288,398	$50,561,074	$50,604,056	$49,499,149

LIABILITIES AND EQUITY
Deposits:
Demand	$15,105,305	$15,202,597	$15,062,282	$14,818,841	$13,670,656
Interest-bearing transaction	19,556,806	21,037,294	22,763,479	22,326,401	21,435,736
Savings	978,596	981,493	947,407	909,131	888,011
Time	1,409,069	1,373,036	1,589,039	1,747,715	1,839,983
Total deposits	37,049,776	38,594,420	40,362,207	39,802,088	37,834,386
Funds purchased and repurchase agreements	800,759	1,224,134	2,004,466	2,893,128	1,448,800
Other borrowings	1,528,887	1,301,358	1,148,440	880,837	2,546,083
Subordinated debentures	131,199	131,219	131,228	131,224	214,654
Derivative contracts, net	105,221	535,574	682,435	320,757	434,334
Due on unsettled securities purchases	331,428	380,332	519,097	629,642	957,538
Other liabilities	396,510	389,031	565,350	578,091	619,913
TOTAL LIABILITIES	40,343,780	42,556,068	45,413,223	45,235,767	44,055,708
Total equity	4,775,422	4,732,330	5,147,851	5,368,289	5,443,441
TOTAL LIABILITIES AND EQUITY	$45,119,202	$47,288,398	$50,561,074	$50,604,056	$49,499,149

STATEMENTS OF EARNINGS -- UNAUDITED
BOK FINANCIAL CORPORATION
(in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2022	2021	2022	2021

Interest revenue	$363,150	$293,463	$940,496	$887,595
Interest expense	46,825	13,236	81,742	46,639
Net interest revenue	316,325	280,227	858,754	840,956
Provision for credit losses	15,000	(23,000)	15,000	(83,000)
Net interest revenue after provision for credit losses	301,325	303,227	843,754	923,956
Other operating revenue:
Brokerage and trading revenue	61,006	47,930	77,970	98,120
Transaction card revenue	25,974	24,632	77,130	71,985
Fiduciary and asset management revenue	50,190	45,248	146,427	131,402
Deposit service charges and fees	28,703	27,429	84,207	77,499
Mortgage banking revenue	11,282	26,286	39,300	84,618
Other revenue	15,479	18,896	38,608	58,364
Total fees and commissions	192,634	190,421	463,642	521,988
Other gains (losses), net	979	31,091	(8,304)	57,661
Loss on derivatives, net	(17,009)	(5,760)	(77,559)	(14,590)
Loss on fair value option securities, net	(4,368)	(120)	(17,790)	(3,657)
Change in fair value of mortgage servicing rights	16,570	12,945	83,165	33,778
Gain on available for sale securities, net	892	1,255	3,017	3,152
Total other operating revenue	189,698	229,832	446,171	598,332
Other operating expense:
Personnel	170,348	175,863	484,499	520,908
Business promotion	6,127	4,939	18,965	9,837
Charitable contributions to BOKF Foundation	—	—	—	4,000
Professional fees and services	14,089	12,436	37,977	36,777
Net occupancy and equipment	29,296	28,395	87,640	81,690
Insurance	4,306	3,712	13,317	11,992
Data processing and communications	41,743	38,371	122,859	112,256
Printing, postage and supplies	4,349	3,558	11,967	11,283
Amortization of intangible assets	3,943	4,488	11,956	13,873
Mortgage banking costs	9,504	8,962	26,818	34,031
Other expense	11,046	10,553	30,026	41,566
Total other operating expense	294,751	291,277	846,024	878,213

Net income before taxes	196,272	241,782	443,901	644,075
Federal and state income taxes	39,681	54,061	92,000	144,939

Net income	156,591	187,721	351,901	499,136
Net income (loss) attributable to non-controlling interests	81	(601)	57	(1,667)
Net income attributable to BOK Financial Corporation shareholders	$156,510	$188,322	$351,844	$500,803

Average shares outstanding:
Basic	67,003,199	68,359,125	67,409,789	68,768,044
Diluted	67,004,623	68,360,871	67,411,222	68,770,663

Net income per share:
Basic	$2.32	$2.74	$5.18	$7.23
Diluted	$2.32	$2.74	$5.18	$7.23

FINANCIAL HIGHLIGHTS -- UNAUDITED
BOK FINANCIAL CORPORATION
(in thousands, except ratio and share data)

	Three Months Ended
	Sep. 30, 2022	June 30, 2022	Mar. 31, 2022	Dec. 31, 2021	Sep. 30, 2021
Capital:
Period-end shareholders' equity	$4,509,934	$4,737,339	$4,849,582	$5,363,732	$5,388,973
Risk weighted assets	$36,866,994	$36,787,092	$37,160,258	$34,575,277	$33,916,456
Risk-based capital ratios:
Common equity tier 1	11.80%	11.61%	11.30%	12.24%	12.26%
Tier 1	11.82%	11.63%	11.31%	12.25%	12.29%
Total capital	12.81%	12.59%	12.25%	13.29%	13.38%
Leverage ratio	9.76%	9.12%	8.47%	8.55%	8.77%
Tangible common equity ratio[1]	7.96%	8.16%	8.13%	8.61%	9.28%

Common stock:
Book value per share	$67.06	$69.87	$71.21	$78.34	$78.56
Tangible book value per share	$50.34	$53.22	$54.58	$61.74	$61.93
Market value per share:
High	$95.51	$94.76	$119.59	$110.21	$92.97
Low	$69.82	$74.03	$93.76	$89.01	$77.20
Cash dividends paid	$35,661	$35,892	$36,093	$36,256	$35,725
Dividend payout ratio	22.79%	27.02%	57.76%	30.90%	18.97%
Shares outstanding, net	67,254,383	67,806,005	68,104,043	68,467,772	68,596,764
Stock buy-back program:
Shares repurchased	548,034	294,084	475,877	128,522	478,141
Amount	$49,980	$24,404	$48,074	$13,426	$40,644
Average price per share	$91.20	$82.98	$101.02	$104.46	$85.00

Performance ratios (quarter annualized):
Return on average assets	1.38%	1.13%	0.50%	0.92%	1.51%
Return on average equity	13.01%	11.27%	4.93%	8.68%	13.78%
Net interest margin	3.24%	2.76%	2.44%	2.52%	2.66%
Efficiency ratio	57.35%	60.65%	75.07%	70.14%	61.23%

Reconciliation of non-GAAP measures:
[1] Tangible common equity ratio:
Total shareholders' equity	$4,509,934	$4,737,339	$4,849,582	$5,363,732	$5,388,973
Less: Goodwill and intangible assets, net	1,124,582	1,128,493	1,132,510	1,136,527	1,140,935
Tangible common equity	$3,385,352	$3,608,846	$3,717,072	$4,227,205	$4,248,038

Total assets	$43,645,446	$45,377,072	$46,826,507	$50,249,431	$46,923,409
Less: Goodwill and intangible assets, net	1,124,582	1,128,493	1,132,510	1,136,527	1,140,935
Tangible assets	$42,520,864	$44,248,579	$45,693,997	$49,112,904	$45,782,474

Tangible common equity ratio	7.96%	8.16%	8.13%	8.61%	9.28%

	Three Months Ended
	Sep. 30, 2022	June 30, 2022	Mar. 31, 2022	Dec. 31, 2021	Sep. 30, 2021
Pre-provision net revenue:
Net income before taxes	$196,272	$168,980	$78,649	$152,025	$241,782
Provision for expected credit losses	15,000	—	—	(17,000)	(23,000)
Net income (loss) attributable to non-controlling interests	81	12	(36)	(129)	(601)
Pre-provision net revenue	$211,191	$168,968	$78,685	$135,154	$219,383

Other data:
Tax equivalent interest	$2,163	$2,040	$1,973	$2,104	$2,217
Net unrealized gain (loss) on available for sale securities	$(935,788)	$(522,812)	$(546,598)	$93,381	$221,487

Mortgage banking:
Mortgage production revenue	$(2,406)	$(504)	$5,055	$10,018	$15,403

Mortgage loans funded for sale	$260,210	$360,237	$418,866	$568,507	$652,336
Add: current period-end outstanding commitments	75,779	106,004	160,260	171,412	239,066
Less: prior period end outstanding commitments	106,004	160,260	171,412	239,066	276,154
Total mortgage production volume	$229,985	$305,981	$407,714	$500,853	$615,248

Mortgage loan refinances to mortgage loans funded for sale	10%	19%	45%	51%	48%
Realized margin on funded mortgage loans	(0.41)%	0.88%	1.64%	2.34%	2.48%
Production revenue as a percentage of production volume	(1.05)%	(0.16)%	1.24%	2.00%	2.50%

Mortgage servicing revenue	$13,688	$11,872	$11,595	$11,260	$10,883
Average outstanding principal balance of mortgage loans serviced for others	19,070,221	17,336,596	16,155,329	15,930,480	14,899,306
Average mortgage servicing revenue rates	0.28%	0.27%	0.29%	0.28%	0.29%

Gain (loss) on mortgage servicing rights, net of economic hedge:
Gain (loss) on mortgage hedge derivative contracts, net	$(17,027)	$(13,639)	$(46,694)	$(4,862)	$(5,829)
Gain (loss) on fair value option securities, net	(4,368)	(2,221)	(11,201)	1,418	(120)
Loss on economic hedge of mortgage servicing rights	(21,395)	(15,860)	(57,895)	(3,444)	(5,949)
Gain on changes in fair value of mortgage servicing rights	16,570	17,485	49,110	7,859	12,945
Gain (loss) on changes in fair value of mortgage servicing rights, net of economic hedges, included in other operating revenue	(4,825)	1,625	(8,785)	4,415	6,996
Net interest revenue on fair value option securities[2]	29	275	383	259	286
Total economic benefit (cost) of changes in the fair value of mortgage servicing rights, net of economic hedges	$(4,796)	$1,900	$(8,402)	$4,674	$7,282
2     Actual interest earned on fair value option securities less internal transfer-priced cost of funds.

QUARTERLY EARNINGS TREND -- UNAUDITED
BOK FINANCIAL CORPORATION
(in thousands, except ratio and per share data)

	Three Months Ended
	Sep. 30, 2022	June 30, 2022	Mar. 31, 2022	Dec. 31, 2021	Sep. 30, 2021

Interest revenue	$363,150	$294,247	$283,099	$292,334	$293,463
Interest expense	46,825	20,229	14,688	15,257	13,236
Net interest revenue	316,325	274,018	268,411	277,077	280,227
Provision for credit losses	15,000	—	—	(17,000)	(23,000)
Net interest revenue after provision for credit losses	301,325	274,018	268,411	294,077	303,227
Other operating revenue:
Brokerage and trading revenue	61,006	44,043	(27,079)	14,869	47,930
Transaction card revenue	25,974	26,940	24,216	24,998	24,632
Fiduciary and asset management revenue	50,190	49,838	46,399	46,872	45,248
Deposit service charges and fees	28,703	28,500	27,004	26,718	27,429
Mortgage banking revenue	11,282	11,368	16,650	21,278	26,286
Other revenue	15,479	12,684	10,445	11,586	18,896
Total fees and commissions	192,634	173,373	97,635	146,321	190,421
Other gains (losses), net	979	(7,639)	(1,644)	6,081	31,091
Loss on derivatives, net	(17,009)	(13,569)	(46,981)	(4,788)	(5,760)
Gain (loss) on fair value option securities, net	(4,368)	(2,221)	(11,201)	1,418	(120)
Change in fair value of mortgage servicing rights	16,570	17,485	49,110	7,859	12,945
Gain on available for sale securities, net	892	1,188	937	552	1,255
Total other operating revenue	189,698	168,617	87,856	157,443	229,832
Other operating expense:
Personnel	170,348	154,923	159,228	174,474	175,863
Business promotion	6,127	6,325	6,513	6,452	4,939
Charitable contributions to BOKF Foundation	—	—	—	5,000	—
Professional fees and services	14,089	12,475	11,413	14,129	12,436
Net occupancy and equipment	29,296	27,489	30,855	26,897	28,395
Insurance	4,306	4,728	4,283	3,889	3,712
Data processing and communications	41,743	41,280	39,836	39,358	38,371
Printing, postage and supplies	4,349	3,929	3,689	2,935	3,558
Amortization of intangible assets	3,943	4,049	3,964	4,438	4,488
Mortgage banking costs	9,504	9,437	7,877	8,667	8,962
Other expense	11,046	9,020	9,960	13,256	10,553
Total other operating expense	294,751	273,655	277,618	299,495	291,277
Net income before taxes	196,272	168,980	78,649	152,025	241,782
Federal and state income taxes	39,681	36,122	16,197	34,836	54,061
Net income	156,591	132,858	62,452	117,189	187,721
Net income (loss) attributable to non-controlling interests	81	12	(36)	(129)	(601)
Net income attributable to BOK Financial Corporation shareholders	$156,510	$132,846	$62,488	$117,318	$188,322

Average shares outstanding:
Basic	67,003,199	67,453,748	67,812,400	68,069,160	68,359,125
Diluted	67,004,623	67,455,172	67,813,851	68,070,910	68,360,871
Net income per share:
Basic	$2.32	$1.96	$0.91	$1.71	$2.74
Diluted	$2.32	$1.96	$0.91	$1.71	$2.74

LOANS TREND -- UNAUDITED
BOK FINANCIAL CORPORATION
(In thousands)

	Sep. 30, 2022	June 30, 2022	Mar. 31, 2022	Dec. 31, 2021	Sep. 30, 2021
Commercial:
Healthcare	$3,826,623	$3,696,963	$3,441,732	$3,414,940	$3,347,641
Energy	3,371,588	3,393,072	3,197,667	3,006,884	2,814,059
Services	3,280,925	3,421,493	3,351,495	3,367,193	3,323,422
General business	3,128,550	3,067,169	2,892,295	2,717,448	2,690,018
Total commercial	13,607,686	13,578,697	12,883,189	12,506,465	12,175,140

Commercial real estate:
Multifamily	1,126,700	878,565	867,288	786,404	875,586
Industrial	1,103,905	953,626	911,928	766,125	890,316
Office	1,086,615	1,100,115	1,097,516	1,040,963	1,030,755
Retail	635,021	637,304	667,561	679,917	766,402
Residential construction and land development	91,690	111,575	120,506	120,016	118,416
Other commercial real estate	429,980	424,963	436,157	437,900	435,417
Total commercial real estate	4,473,911	4,106,148	4,100,956	3,831,325	4,116,892

Paycheck protection program	20,233	43,140	137,365	276,341	536,052

Loans to individuals:
Residential mortgage	1,851,836	1,784,729	1,723,506	1,722,170	1,747,243
Residential mortgages guaranteed by U.S. government agencies	262,466	293,838	322,581	354,173	376,986
Personal	1,574,325	1,484,596	1,506,832	1,515,206	1,395,623
Total loans to individuals	3,688,627	3,563,163	3,552,919	3,591,549	3,519,852

Total	$21,790,457	$21,291,148	$20,674,429	$20,205,680	$20,347,936

LOANS MANAGED BY PRINCIPAL MARKET AREA -- UNAUDITED
BOK FINANCIAL CORPORATION
(in thousands)

	Sep. 30, 2022	June 30, 2022	Mar. 31, 2022	Dec. 31, 2021	Sep. 30, 2021

Texas:
Commercial	$6,632,610	$6,631,658	$6,254,883	$6,068,700	$5,815,562
Commercial real estate	1,448,590	1,339,452	1,345,105	1,253,439	1,383,871
Paycheck protection program	12,280	14,040	31,242	81,654	115,623
Loans to individuals	970,459	934,856	957,320	942,982	901,121
Total Texas	9,063,939	8,920,006	8,588,550	8,346,775	8,216,177

Oklahoma:
Commercial	3,104,037	3,125,764	2,883,663	2,633,014	2,590,887
Commercial real estate	608,856	576,458	552,310	546,021	552,184
Paycheck protection program	4,571	13,329	52,867	69,817	192,474
Loans to individuals	2,054,362	1,982,247	1,977,886	2,024,404	2,014,099
Total Oklahoma	5,771,826	5,697,798	5,466,726	5,273,256	5,349,644

Colorado:
Commercial	2,115,883	2,074,455	1,977,773	1,936,149	1,874,613
Commercial real estate	565,057	473,231	480,740	470,937	526,653
Paycheck protection program	1,298	8,233	28,584	82,781	140,470
Loans to individuals	237,981	234,105	236,125	256,533	249,298
Total Colorado	2,920,219	2,790,024	2,723,222	2,746,400	2,791,034

Arizona:
Commercial	1,101,917	1,080,228	1,074,551	1,130,798	1,194,801
Commercial real estate	850,319	766,767	719,970	674,309	734,174
Paycheck protection program	1,083	5,173	11,644	21,594	42,815
Loans to individuals	225,981	212,870	190,746	186,528	182,506
Total Arizona	2,179,300	2,065,038	1,996,911	2,013,229	2,154,296

Kansas/Missouri:
Commercial	307,446	338,337	334,371	338,697	336,414
Commercial real estate	466,955	458,157	436,740	382,761	408,001
Paycheck protection program	10	573	2,595	4,718	6,920
Loans to individuals	125,039	125,584	121,247	110,889	100,920
Total Kansas/Missouri	899,450	922,651	894,953	837,065	852,255

New Mexico:
Commercial	257,763	252,033	262,533	306,964	287,695
Commercial real estate	426,367	431,606	504,632	442,128	437,302
Paycheck protection program	991	1,792	9,713	13,510	31,444
Loans to individuals	68,095	67,026	63,299	63,930	66,651
Total New Mexico	753,216	752,457	840,177	826,532	823,092

Arkansas:
Commercial	88,030	76,222	95,415	92,143	75,168
Commercial real estate	107,767	60,477	61,459	61,730	74,707
Paycheck protection program	—	—	720	2,267	6,306
Loans to individuals	6,710	6,475	6,296	6,283	5,257
Total Arkansas	202,507	143,174	163,890	162,423	161,438

TOTAL BOK FINANCIAL	$21,790,457	$21,291,148	$20,674,429	$20,205,680	$20,347,936
Loans attributed to a principal market may not always represent the location of the borrower or the collateral.

DEPOSITS BY PRINCIPAL MARKET AREA -- UNAUDITED
BOK FINANCIAL CORPORATION
(in thousands)

	Sep. 30, 2022	June 30, 2022	Mar. 31, 2022	Dec. 31, 2021	Sep. 30, 2021
Oklahoma:
Demand	$5,143,405	$5,422,593	$5,205,806	$5,433,405	$5,080,162
Interest-bearing:
Transaction	9,619,419	10,240,378	11,410,709	12,689,367	11,692,679
Savings	558,256	561,413	558,634	521,439	510,906
Time	776,306	678,127	817,744	978,822	1,039,866
Total interest-bearing	10,953,981	11,479,918	12,787,087	14,189,628	13,243,451
Total Oklahoma	16,097,386	16,902,511	17,992,893	19,623,033	18,323,613

Texas:
Demand	4,609,255	4,670,535	4,552,001	4,552,983	3,987,503
Interest-bearing:
Transaction	4,781,920	5,344,326	4,963,118	5,345,461	4,985,465
Savings	179,049	183,708	182,536	178,458	165,043
Time	343,015	333,038	329,931	337,559	337,389
Total interest-bearing	5,303,984	5,861,072	5,475,585	5,861,478	5,487,897
Total Texas	9,913,239	10,531,607	10,027,586	10,414,461	9,475,400

Colorado:
Demand	2,510,179	2,799,798	2,673,352	2,526,855	2,158,596
Interest-bearing:
Transaction	2,221,796	2,277,563	2,387,304	2,334,371	2,337,354
Savings	80,542	82,976	81,762	78,636	79,873
Time	151,064	160,795	165,401	174,351	184,002
Total interest-bearing	2,453,402	2,521,334	2,634,467	2,587,358	2,601,229
Total Colorado	4,963,581	5,321,132	5,307,819	5,114,213	4,759,825

New Mexico:
Demand	1,296,410	1,347,600	1,271,264	1,196,057	1,222,895
Interest-bearing:
Transaction	717,492	845,442	888,257	858,394	837,630
Savings	113,056	115,660	115,457	107,963	107,615
Time	142,856	148,532	156,140	163,871	168,879
Total interest-bearing	973,404	1,109,634	1,159,854	1,130,228	1,114,124
Total New Mexico	2,269,814	2,457,234	2,431,118	2,326,285	2,337,019

Arizona:
Demand	903,296	901,543	947,775	934,282	1,110,884
Interest-bearing:
Transaction	788,142	792,269	810,896	834,491	784,614
Savings	18,258	17,999	18,122	16,182	16,468
Time	26,704	28,774	27,259	31,274	30,862
Total interest-bearing	833,104	839,042	856,277	881,947	831,944
Total Arizona	1,736,400	1,740,585	1,804,052	1,816,229	1,942,828

	Sep. 30, 2022	June 30, 2022	Mar. 31, 2022	Dec. 31, 2021	Sep. 30, 2021
Kansas/Missouri:
Demand	479,459	537,143	553,345	658,342	488,595
Interest-bearing:
Transaction	747,981	913,921	1,107,525	1,086,946	965,757
Savings	19,375	19,943	19,589	18,844	17,303
Time	13,258	13,962	11,527	12,255	13,040
Total interest-bearing	780,614	947,826	1,138,641	1,118,045	996,100
Total Kansas/Missouri	1,260,073	1,484,969	1,691,986	1,776,387	1,484,695

Arkansas:
Demand	43,111	41,084	38,798	42,499	41,594
Interest-bearing:
Transaction	123,273	130,300	122,020	119,543	149,611
Savings	3,098	3,125	3,265	3,213	3,289
Time	5,940	6,371	6,414	6,196	6,677
Total interest-bearing	132,311	139,796	131,699	128,952	159,577
Total Arkansas	175,422	180,880	170,497	171,451	201,171

TOTAL BOK FINANCIAL	$36,415,915	$38,618,918	$39,425,951	$41,242,059	$38,524,551

NET INTEREST MARGIN TREND -- UNAUDITED
BOK FINANCIAL CORPORATION

	Three Months Ended
	Sep. 30, 2022	June 30, 2022	Mar. 31, 2022	Dec. 31, 2021	Sep. 30, 2021

TAX-EQUIVALENT ASSETS YIELDS
Interest-bearing cash and cash equivalents	1.87%	0.83%	0.18%	0.16%	0.14%
Trading securities	2.72%	2.00%	1.71%	1.89%	2.04%
Investment securities, net of allowance	1.42%	2.35%	5.07%	4.99%	5.02%
Available for sale securities	2.21%	1.84%	1.77%	1.72%	1.80%
Fair value option securities	2.98%	2.92%	2.81%	2.71%	2.62%
Restricted equity securities	6.23%	3.30%	2.69%	2.98%	2.55%
Residential mortgage loans held for sale	5.05%	4.22%	3.11%	3.06%	3.06%
Loans	4.89%	3.92%	3.57%	3.70%	3.68%
Allowance for loan losses
Loans, net of allowance	4.94%	3.96%	3.61%	3.75%	3.73%
Total tax-equivalent yield on earning assets	3.71%	2.96%	2.58%	2.66%	2.78%

COST OF INTEREST-BEARING LIABILITIES
Interest-bearing deposits:
Interest-bearing transaction	0.63%	0.22%	0.10%	0.09%	0.09%
Savings	0.05%	0.03%	0.03%	0.04%	0.04%
Time	0.93%	0.68%	0.56%	0.53%	0.55%
Total interest-bearing deposits	0.63%	0.24%	0.12%	0.12%	0.13%
Funds purchased and repurchase agreements	0.72%	0.53%	0.95%	0.73%	0.20%
Other borrowings	2.33%	1.01%	0.38%	0.49%	0.37%
Subordinated debt	5.07%	4.50%	4.02%	4.02%	4.63%
Total cost of interest-bearing liabilities	0.76%	0.31%	0.21%	0.21%	0.19%
Tax-equivalent net interest revenue spread	2.95%	2.65%	2.37%	2.45%	2.59%
Effect of noninterest-bearing funding sources and other	0.29%	0.11%	0.07%	0.07%	0.07%
Tax-equivalent net interest margin	3.24%	2.76%	2.44%	2.52%	2.66%

Yield calculations are shown on a tax equivalent basis at the statutory federal and state rates for the periods presented. The yield calculations exclude security trades that have been recorded on trade date with no corresponding interest income and the unrealized gains and losses. The yield calculation also includes average loan balances for which the accrual of interest has been discontinued and are net of unearned income. Yield/rate calculations are generally based on the conventions that determine how interest income and expense is accrued.

CREDIT QUALITY INDICATORS -- UNAUDITED
BOK FINANCIAL CORPORATION
(in thousands, except ratios)

	Three Months Ended
	Sep. 30, 2022	June 30, 2022	Mar. 31, 2022	Dec. 31, 2021	Sep. 30, 2021
Nonperforming assets:
Nonaccruing loans:
Commercial:
Healthcare	$41,438	$14,886	$15,076	$15,762	$509
Services	27,315	15,259	16,535	17,170	25,714
Energy	4,164	20,924	24,976	31,091	45,500
General business	2,753	3,539	3,750	10,081	8,951
Total commercial	75,670	54,608	60,337	74,104	80,674

Commercial real estate	7,971	10,939	15,989	14,262	21,223

Loans to individuals:
Permanent mortgage	30,066	30,460	30,757	31,574	30,674
Permanent mortgage guaranteed by U.S. government agencies	16,957	18,000	16,992	13,861	9,188
Personal	136	132	171	258	188
Total loans to individuals	47,159	48,592	47,920	45,693	40,050

Total nonaccruing loans	$130,800	$114,139	$124,246	$134,059	$141,947
Accruing renegotiated loans guaranteed by U.S. government agencies	176,022	196,420	204,121	210,618	178,554
Real estate and other repossessed assets	29,676	22,221	24,492	24,589	28,770
Total nonperforming assets	$336,498	$332,780	$352,859	$369,266	$349,271
Total nonperforming assets excluding those guaranteed by U.S. government agencies	$143,519	$118,360	$131,746	$144,787	$161,529

Accruing loans 90 days past due[1]	$120	$3	$307	$313	$223

Gross charge-offs	$1,766	$1,368	$7,805	$6,558	$9,584
Recoveries	(1,309)	(2,167)	(1,824)	(7,272)	(1,769)
Net charge-offs (recoveries)	$457	$(799)	$5,981	$(714)	$7,815

Provision for loan losses	$1,111	$(6,158)	$(3,967)	$(20,973)	$(27,395)
Provision for credit losses from off-balance sheet unfunded loan commitments	14,060	6,005	3,268	3,738	4,952
Provision for expected credit losses from mortgage banking activities	(66)	69	621	150	(534)
Provision for credit losses related to held-to maturity (investment) securities portfolio	(105)	84	78	85	(23)
Total provision for credit losses	$15,000	$—	$—	$(17,000)	$(23,000)

	Three Months Ended
	Sep. 30, 2022	June 30, 2022	Mar. 31, 2022	Dec. 31, 2021	Sep. 30, 2021
Allowance for loan losses to period end loans	1.11%	1.13%	1.19%	1.27%	1.36%
Combined allowance for loan losses and accrual for off-balance sheet credit risk from unfunded loan commitments to period end loans	1.37%	1.33%	1.37%	1.43%	1.50%
Nonperforming assets to period end loans and repossessed assets	1.54%	1.56%	1.70%	1.83%	1.71%
Net charge-offs (annualized) to average loans	0.01%	(0.02)%	0.12%	(0.01)%	0.15%
Allowance for loan losses to nonaccruing loans[1]	212.37%	250.80%	229.80%	213.33%	208.41%
Combined allowance for loan losses and accrual for off-balance sheet credit risk from unfunded loan commitments to nonaccruing loans[1]	261.83%	294.74%	263.60%	240.77%	230.43%
1    Excludes residential mortgage loans guaranteed by agencies of the U.S. government.

SEGMENTS -- UNAUDITED
BOK FINANCIAL CORPORATION
(in thousands, except ratios)

	Three Months Ended			3Q22 vs 2Q22		3Q22 vs 3Q21
	Sep. 30, 2022	June 30, 2022	Sep. 30, 2021	$ change	% change	$ change	% change
Commercial Banking
Net interest revenue	$206,904	$166,542	$134,104	$40,362	24.2%	$72,800	54.3%
Fees and commissions revenue	58,147	59,881	56,452	(1,734)	(2.9)%	1,695	3.0%
Combined net interest and fee revenue	265,051	226,423	190,556	38,628	17.1%	74,495	39.1%
Other operating expense	75,872	70,009	68,301	5,863	8.4%	7,571	11.1%
Corporate expense allocations	16,451	16,634	11,769	(183)	(1.1)%	4,682	39.8%
Net income	132,941	104,813	102,694	28,128	26.8%	30,247	29.5%

Average assets	28,890,429	29,269,712	28,474,132	(379,283)	(1.3)%	416,297	1.5%
Average loans	17,904,779	17,336,841	16,588,875	567,938	3.3%	1,315,904	7.9%
Average deposits	17,966,661	18,933,766	17,881,673	(967,105)	(5.1)%	84,988	0.5%

Consumer Banking
Net interest revenue	$43,951	$33,786	$27,222	$10,165	30.1%	$16,729	61.5%
Fees and commissions revenue	30,230	30,101	44,405	129	0.4%	(14,175)	(31.9)%
Combined net interest and fee revenue	74,181	63,887	71,627	10,294	16.1%	2,554	3.6%
Other operating expense	53,236	52,660	49,483	576	1.1%	3,753	7.6%
Corporate expense allocations	10,792	10,120	11,516	672	6.6%	(724)	(6.3)%
Net income	2,970	1,239	12,432	1,731	139.7%	(9,462)	(76.1)%

Average assets	10,233,401	10,338,191	10,083,593	(104,790)	(1.0)%	149,808	1.5%
Average loans	1,686,498	1,669,830	1,763,705	16,668	1.0%	(77,207)	(4.4)%
Average deposits	8,812,884	8,876,469	8,516,942	(63,585)	(0.7)%	295,942	3.5%

Wealth Management
Net interest revenue	$33,584	$37,747	$55,196	$(4,163)	(11.0)%	$(21,612)	(39.2)%
Fees and commissions revenue	113,113	86,771	97,966	26,342	30.4%	15,147	15.5%
Combined net interest and fee revenue	146,697	124,518	153,162	22,179	17.8%	(6,465)	(4.2)%
Other operating expense	79,151	76,393	87,498	2,758	3.6%	(8,347)	(9.5)%
Corporate expense allocations	12,934	12,503	10,110	431	3.4%	2,824	27.9%
Net income	41,808	27,287	41,339	14,521	53.2%	469	1.1%

Average assets	13,818,299	16,902,721	19,109,704	(3,084,422)	(18.2)%	(5,291,405)	(27.7)%
Average loans	2,163,975	2,157,771	1,971,380	6,204	0.3%	192,595	9.8%
Average deposits	7,999,074	8,482,785	9,120,446	(483,711)	(5.7)%	(1,121,372)	(12.3)%
Fiduciary assets	54,714,705	55,972,584	60,497,576	(1,257,879)	(2.2)%	(5,782,871)	(9.6)%
Assets under management or administration	95,401,638	95,981,289	98,842,789	(579,651)	(0.6)%	(3,441,151)	(3.5)%